Exhibit 99.3

September 28, 2023

Leizig Thermal Management Co., Ltd

3rd Floor, Leizig Industrial Zone,

No. 383, Jiangren 3rd Road,

Renhe Town, Baiyun District,

Guangzhou, People’s Republic of China 510470

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Leizig Thermal Management Co., Ltd (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become the director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as the director of the Company.

Sincerely yours,

/s/ Keith Hon Kee Lau
Name:	Keith Hon Kee Lau